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Unique Fabricating, Inc. Reports Second Quarter 2021 Financial Results
Auburn Hills, MI – August 12, 2021 — Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer markets, today announced its financial results for the second quarter ended June 30, 2021.
Second Quarter 2021 Financial Results
▪Net sales of $30.9 million compared to $15.0 million in the second quarter of 2020.
▪Net loss of $2.5 million or $0.26 per basic and diluted share compared to a net loss of $4.3 million or $0.44 per basic and diluted share in the second quarter of 2020.
▪Net debt(1) increased $7.2 million to $53.6 million as of June 30, 2021, from $46.4 million as of June 30, 2020.
▪Interest expense increased $0.2 million to $0.8 million compared to the prior year period of $0.6 million.
“The structural changes we made to reduce costs and improve operational efficiency are enabling us to navigate significant industry wide, external challenges,” said Doug Cain, President and Chief Executive Officer. “The reduced and volatile demand from transportation and appliance market customers has negatively impacted our revenue, and the ongoing labor shortage and supply chain challenges have impacted our margins. We have been executing on our customer cost recovery efforts, and this initiative has helped us mitigate some of this impact. Industry forecasts continue to point to near-term recovery and it appears there is meaningful pent-up demand as a result of the supply chain challenges. We are well-positioned for significant improvement in our results as our customer demand and the supply chain condition improve.”
“In the interim, we continue to work productively with our lenders, and to date, we have maintained sufficient liquidity for us to operate in these challenging times,” continued Mr. Cain. “On August 9, we received notice that our PPP loan and related interest had been forgiven, strengthening our balance sheet and improving our debt ratios. We expect to recognize a one-time $6.1 million gain related to the debt forgiveness in the third quarter.”
Second Quarter 2021 Financial Summary
Net sales for the quarter were $30.9 million, up $15.9 million from $15.0 million during the same period last year. Gross profit for the second quarter of 2021 was $4.6 million, or 14.9% of net sales, compared to $1.8 million, or 12.3% of net sales, for the same period last year. Sequentially, gross profit decreased compared to the $5.9 million, or 16.8% of net sales, in the first quarter of 2021, reflecting the impact on revenue of supply shortages adversely affecting our customers production levels and increased input costs, partially offset by our cost recovery efforts.
Net loss was $2.5 million or $0.26 per basic and diluted share in the second quarter of 2021 compared to a net loss of $4.3 million or $0.44 per basic and diluted share in the second quarter of 2020. The narrowing of the net loss is the result of $15.9 million higher net sales in the second quarter of 2021compared to the second quarter of 2020 when most of our automotive customers idled their production facilities in response to the COVID-19 pandemic. Restructuring expenses were $0.3 million lower than the second quarter of 2020, which included expenses related to previously completed facility closures. The lower restructuring expenses were partially offset by higher income tax expense in the second quarter of 2021 as a result of a valuation allowance in the U.S. and higher income in Mexico and Canada compared to the second quarter of 2020. Sequentially, the net loss increased in the second quarter of 2021 as compared to the first quarter of 2021 primarily due to $3.9 million lower net sales as a result of the impact of supply shortages on our automotive customers’ production levels, higher input costs including material and direct labor, and higher selling, general and administrative costs related to legal and professional service fees.
Balance Sheet Summary
As of June 30, 2021, the Company had approximately $0.9 million in cash and cash equivalents, compared to June 30, 2020 and December 31, 2020 when the Company had $4.1 million and $0.8 million, respectively, in cash and cash equivalents. Total debt outstanding as of June 30, 2021 was $54.5 million compared to $50.5 million as of June 30, 2020 and $50.4 million as of December 31, 2020. Included in total debt at June 30, 2021, December 31, 2020, and June 30, 2020 is the $6.0 million Paycheck Protection Program (PPP) loan received in the second quarter of 2020. In August 2021, we received notification from our lender that the U.S. Small Business Administration had approved our forgiveness application. We expect to record a $6.1 million gain in the third quarter of 2021 related to the forgiveness of the loan and accrued interest.
Results Conference Call
Unique Fabricating will host a conference call and live webcast today at 4:30 p.m. Eastern Time to review the quarterly results and provide a corporate update. To access the conference call, please dial +1 (844) 369-8774 (toll free) or +1 (862) 298-0844 and if requested, reference conference ID 42491. The conference call will also be webcast live on the Investor Relations section of the Company's website at http://ir.uniquefab.com.
Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. ET on August 12, 2021 until 11:59 p.m. ET on August 26, 2021 by dialing +1 (877) 481-4010 (United States) or +1 (919) 882-2331 (international) and using the passcode 42491.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the transportation, appliance, medical, and consumer markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (“NVH”) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (“HVAC”), seals, engine covers, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets, glove box liners, personal protection equipment, and packaging. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com.
About Non-GAAP Financial Measures
We present Net Debt, a non-GAAP financial measure, in this press release to provide a supplemental measure of our financial position. We believe that Net Debt is a useful measure of the Company's credit position and progress toward reducing leverage. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
We present Consolidated EBITDA (defined as “Consolidated EBITDA” in our Amended and Restated Credit Agreement, as amended), a non-GAAP financial measure, in this press release to allow evaluation of our covenant compliance in accordance with our Amended and Restated Credit Agreement. Consolidated EBITDA, as defined in our Credit Agreement, is earnings before interest expense, income tax expense (benefit), depreciation and amortization expenses, management fees, non-cash stock compensation expenses, restructuring expenses, goodwill impairment charges, and consulting and licensing costs from our ongoing enterprise resource planning (“ERP”) system implementation. There may be additional adjustments allowed by the Amended and Restated Credit Agreement and there are dollar limitations on certain adjustments and add backs. Please refer to our Amended and Restated Credit Agreement, as amended, for a complete understanding of all adjustments and add backs allowed to Consolidated EBITDA as well as our financial covenants. The Company is presenting Consolidated EBITDA to measure our covenant compliance, not as a supplemental performance measurement. Certain of the allowable adjustments and add backs to Consolidated EBITDA are recurring in nature and cash expenses, which we believe limits the usefulness of Consolidated EBITDA as a measurement of the Company’s performance. As of December 31, 2020 and March 31, 2021, we were not in compliance with our financial covenants and, as a result, in default under the Amended and Restated Credit Agreement. We entered into a Forbearance Agreement with our lenders under which, during a period commencing on April 9, 2021 and through and including June 15, 2021, the Company was able to borrow on its Revolver, subject to the terms and conditions to making a revolving credit advance, including availability, and the Lenders agreed, subject to the terms of the Forbearance Agreement, to forbear from enforcing their rights or seeking to collect payment of the Company’s debt or disposing of the collateral securing the debt. On June 14, 2021, the Company entered into the First Amendment to the Forbearance Agreement, which among other things, extended the forbearance period from June 15, 2021 to February 28, 2022, suspended the testing of the Total Leverage Ratio and the Debt Service Ratio and included revised requirements for Minimum Liquidity and Minimum Consolidated EBITDA for the monthly periods through and including February 28, 2022, beginning with the month ending July 31, 2021. The Company intends to use the forbearance period to continue negotiations with the Lenders to enter into an amendment and waiver to cure the defaults. There can be no assurance that the Company will be able to enter into an amendment or waiver with the Lenders or if it enters into an amendment, what the terms, restrictions, and covenants of the amendment will contain. Without an amendment and waiver that cures the default, substantial doubt about the Company’s ability to continue as a going concern remains.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s results for the second quarter of 2021 to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about net sales, Consolidated EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

(1)	Net debt, a non-GAAP financial measure, is defined as debt minus cash and cash equivalents. Please refer to the Reconciliation of Non-GAAP Financial measures included in the tables included with this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – dollars in thousands)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$924	$760
Accounts receivable, net of reserves of approximately $1.0 million and $1.2 million at June 30, 2021 and December 31, 2020, respectively	25,643	23,759
Inventory, net	15,300	11,951
Prepaid expenses and other current assets:
Prepaid expenses and other	3,127	5,643
Refundable taxes	4,102	4,027
Total current assets	49,096	46,140
Property, plant, and equipment, net	23,100	22,383
Goodwill	22,111	22,111
Intangible assets	6,175	7,605
Other assets
Operating leases	9,274	10,415
Investments, at cost	1,054	1,054
Deposits and other assets	498	579
Deferred tax asset	893	893
Total assets	$112,201	$111,180
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,329	$10,892
Current maturities of long-term debt	36,943	35,864
Income taxes payable	451	204
Revolver, current maturities	17,537	11,494
Accrued compensation	1,396	792
Other accrued liabilities	3,936	4,551
Total current liabilities	72,592	63,797
Long-term debt, net of current maturities	—	2,999
Other long-term liabilities:
Other liabilities	9,039	10,519
Total liabilities	81,631	77,315
Stockholders’ equity:
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,779,147 and 9,779,147 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	10	10
Additional paid-in-capital	46,409	46,126
Accumulated deficit	(15,849)	(12,271)
Total stockholders’ equity	30,570	33,865
Total liabilities and stockholders’ equity	$112,201	$111,180

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$30,896	$14,975	$65,694	$49,636
Cost of sales	26,280	13,134	55,216	42,204
Gross profit	4,616	1,841	10,478	7,432
Selling, general, and administrative expenses	6,081	6,343	11,895	12,227
Restructuring expenses	—	273	—	1,193
Operating income (loss)	(1,465)	(4,775)	(1,417)	(5,988)
Other income (expense):
Other, net	21	18	39	(6)
Interest expense	(769)	(623)	(1,462)	(2,289)
Other expense, net	(748)	(605)	(1,423)	(2,295)
Loss before income tax expense (benefit)	(2,213)	(5,380)	(2,840)	(8,283)
Income tax expense (benefit)	296	(1,058)	738	(1,659)
Net loss	$(2,509)	$(4,322)	$(3,578)	$(6,624)
Net loss per share:
Basic	$(0.26)	$(0.44)	$(0.37)	$(0.68)
Diluted	$(0.26)	$(0.44)	$(0.37)	$(0.68)

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(3,578)	$(6,624)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,953	3,458
Amortization of debt issuance costs	103	74
Loss on sale of assets	(12)	108
Bad debt adjustment	(194)	554
Loss (gain) on derivative instrument	(185)	598
Stock option expense	283	55
Deferred income taxes	—	(1,864)
Accounts receivable	(1,690)	8,464
Inventory	(3,349)	(1,694)
Prepaid expenses and other assets	2,520	(1,809)
Accounts payable	2,148	(1,228)
Other assets and liabilities, net	88	601
Net cash provided by (used for) operating activities	(913)	693
Cash Flows from Investing Activities:
Capital expenditures	(2,327)	(760)
Proceeds from sale of property, plant and equipment	100	884
Net cash provided by (used for) investing activities	(2,227)	124
Cash Flows from Financing Activities:
Net change in bank overdraft	(711)	(311)
Payments on term loans and capital expenditure line	(1,989)	(1,474)
Payments on revolving credit facilities	(16,925)	(12,310)
Proceeds from revolving credit facilities	22,929	10,727
Proceeds from PPP Note	—	5,999
Net cash provided by financing activities	3,304	2,631
Cash and cash equivalents:
Net increase in cash and cash equivalents	164	3,448
Cash and cash equivalents at beginning of period	760	650
Cash and cash equivalents at end of period	$924	$4,098
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,569	$2,219
Cash paid for income taxes	$353	$209

UNIQUE FABRICATING INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited – dollars in thousands)

RECONCILIATION OF NET INCOME TO CONSOLIDATED EBITDA
The following is a reconciliation of net income, as reported, which is a U.S. GAAP measure of our operating results, to Consolidated EBITDA, as defined in our Credit Agreement, a non-GAAP measure, for the three months ended June 30, 2021:

Three Months Ended June 30, 2021
Net loss	$(2,509)
Plus:
Interest expense	769
Income tax expense	296
Depreciation and amortization	1,309
Non-cash stock awards	256
Non-recurring expenses (a)	—
ERP system implementation consulting and licensing costs (b)	—
Forbearance agreement fees (c)	306
Consolidated EBITDA, as defined	$427
_________________________________
(a)    Represents any other non-recurring, non-cash gains during such period, including without limitation, (i) gains from the sale or exchange of assets other than in the ordinary course of business, and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements
(b)    Represents costs incurred with respect to the purchase and implementation of the Company's enterprise resource planning system, in an aggregate amount under the definition, not to exceed (i) $100,000 during each of the Company's fiscal quarters in 2021, and (ii) $0 with respect to any calculation thereafter
(c)    Represents costs and expenses incurred in connection with the Forbearance Agreement and the First Amendment to Forbearance Agreement, in an aggregate amount not to exceed $350,000, including the Lenders’ and Agent’s legal fees and the Financial Advisor’s fees

RECONCILIATION OF NET DEBT TO DEBT

	June 30, 2021	December 31, 2020	June 30, 2020
Current maturities of long-term debt	$36,943	$35,864	$2,847
Revolver, current maturities	17,537	11,494	—
Long-term debt, net of current maturities	—	2,999	37,794
Line of credit	—	—	9,874
Debt	54,480	50,357	50,515
Less: Cash and cash equivalents	924	760	4,098
Net debt	$53,556	$49,597	$46,417